UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/21/2011

Identive Group, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-29440

Delaware	77-0444317
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1900-B Carnegie Avenue
Santa Ana, CA 92705
(Address of principal executive offices, including zip code)

949-250-8888
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 21, 2011, the Board of Directors (the "Board") of Identive Group, Inc. (the "Company") elected Richard A. Clarke to fill an existing vacancy on the Board, effective as of January 1, 2012. Mr. Clarke will serve as a Class III director with a term expiring at the Company's 2013 Annual Meeting of Stockholders. The Board determined that Mr. Clarke is independent in accordance with the applicable rules of the NASDAQ Stock Market. The Company's Board has not yet determined on which committees, if any, Mr. Clarke will serve.

Mr. Clarke was not selected as a director pursuant to any arrangements or understandings with the Company or with any other person, and there are no related party transactions between Mr. Clarke and the Company that would require disclosure under Item 404(a) of Regulation S-K. In connection with his election, Mr. Clarke will receive an option to acquire 20,000 shares of the Company's common stock pursuant to the 2011 Incentive Compensation Plan, and will be entitled to receive the same compensation paid to the Company's other non-employee directors.

Item 7.01.    Regulation FD Disclosure

A press release announcing Mr. Clarke's appointment is attached as Exhibit 99.1 hereto and is incorporated herein by this reference. The information furnished in this Item 7.01(including the attached exhibit) shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section.

Item 8.01.    Other Events

On December 21, 2011, the Board appointed Steven Humphreys to the Audit Committee and to the Nominating Committee of the Board, effective January 1, 2012, replacing Bernard Bailey, whose service on these committees will end on December 31, 2011.

Item 9.01.    Financial Statements and Exhibits

(d)    Exhibits

Exhibit

Number    Description

99.1      Press Release dated December 22, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Identive Group, Inc.

Date: December 22, 2011	By:	/s/ Melvin Denton-Thompson
Melvin Denton-Thompson
Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	Press release dated December 22, 2011